Exhibit 99.1
NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	November 2, 2020	Financial Media

Otter Tail Corporation Announces 40% Increase in Third Quarter Earnings Per Share

Raises and Narrows its 2020 Earnings Per Share Guidance Range to $2.26-$2.36

Board of Directors Declares Quarterly Dividend of $0.37 Per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended September 30, 2020.

Summary:

●

Consolidated net income and diluted earnings per share for the third quarter of 2020 were $35.9 million and $0.87 per share, respectively, compared with $24.7 million and $0.62 per share for the same period last year.

●	Consolidated operating revenues for the third quarter of 2020 increased 3.1% to $235.8 million compared with $228.7 million for the third quarter of 2019.

●	The corporation is raising and narrowing its 2020 earnings per share guidance range to $2.26-$2.36 from $2.10-$2.30 announced August 3, 2020.

CEO Overview

“Our third quarter earnings per share increased 40 percent over the third quarter of 2019 driven by increased earnings in our Electric and Plastics segments. We are extremely pleased with our third quarter financial results given the challenging economic times,” said President and CEO Chuck MacFarlane.

“Employees across the organization continue to do an outstanding job of being responsive, flexible and determined while addressing COVID-19 challenges.

“We continue to focus on the health and safety of our employees, customers and communities, while providing reliable electric service and on-time product delivery and taking counter measures to limit the operational and financial impacts related to the COVID-19 pandemic.

“Our Electric segment third quarter earnings increased $7.1 million due to increasing investments in our Merricourt Wind Energy Center and Astoria Station projects, a favorable decision regarding the state jurisdictional treatment of federally approved transmission rate incentives, effective cost management actions targeted at offsetting the impacts of COVID-19, and reductions in operating expenses.

“We continued to experience reduced overall electric sales to industrial and commercial customers during the third quarter. Our sales to residential customers were strong. The reduction in industrial and commercial sales is primarily due to demand reduction related to COVID-19.

“Our Plastics segment third quarter earnings increased $4.9 million compared with 2019 third quarter results, driven by higher quarter over quarter sales volume and increased pipe prices. Demand in the residential construction market remained strong while several factors led to supply constraints and rising prices. We also want to thank Steve Laskey, the President of our Plastics Segment who retired at the end of September. We are extremely grateful for his leadership. Terry Mitzel, who has been with the Northern Pipe Products for twelve years, most recently as President, now leads the Plastics segment, providing great experience and continuity.

Our Manufacturing segment third quarter earnings increased $0.2 million compared with third quarter 2019 results, driven by improved margins on lower sales. Despite a drop in overall sales, BTD started to experience recovery in sales in the third quarter driven by strong recreational vehicle and lawn and garden end-market sales.

“Despite the pandemic, the electric utility continues to execute on its record capital spending year. We continue to make good progress on our generation construction projects. The Merricourt Wind Energy Center continues to be on budget. All 75 turbines have been erected and the first turbine was energized on October 14, 2020. A defective blade was identified during the testing and commissioning of the turbines. We are investigating the defect along with 17 additional blades manufactured in the same facility. Depending on the extent of the defect and repair and replacement alternatives, the date of commercial operation of the project, or a portion thereof, may be delayed beyond December 2020. The risk of loss on assets of the project only transfers to Otter Tail Power Company at commercial operation. Commercial and contractual provisions are in place such that we don’t believe this blade defect issue will materially impact the project. The remaining blades on the project were manufactured in a different plant and we are not aware of any defects in those blades. We are earning returns on project costs incurred to date in each of our state jurisdictions. We estimate direct generation and transmission capital costs for this project will be approximately $260 million. Additional transmission system upgrades for the project amounting to approximately $6.4 million will be made by a neighboring MISO transmission owner. The project is expected to generate enough energy to power more than 65,000 homes.

“Construction of Astoria Station, our 245-megawatt natural gas-fired combustion turbine generation project, remains on budget with commercial operation expected to begin in the first quarter of 2021. Major construction milestones were reached in the third quarter, with all major equipment on site and in place, the gas interconnection complete and the generator tie line complete. The project is moving into testing and commissioning phase. Astoria Station complements our wind generation by providing a reliable resource during low wind periods, and it will have flexible operating options, including fast start capability and low CO2 emissions. We estimate direct generation and transmission capital costs for Astoria Station will be approximately $152.5 million.

“Otter Tail Power Company announced in September the $60 million Hoot Lake Solar project. This is a 49-megawatt (MW) project we plan to build on land around Hoot Lake Plant in Fergus Falls, Minnesota. The project will include up to 170,000 solar panels and generate enough energy to power approximately 10,000 homes each year. This project offers us a unique opportunity to re-use our existing Hoot Lake transmission rights, substation and land after retiring Hoot Lake Plant in 2021. The substation will connect electricity produced by Hoot Lake Solar to the energy grid for customers throughout our service area.

“Solar generation has several advantages for us to implement at this time and at this location. Over the past few years, the cost of solar energy has significantly decreased while efficiency has increased. A diverse mix of energy resources helps us maintain affordable and reliable service for years to come.

“Otter Tail Power Company continues to enhance its generation mix as it transitions to a cleaner energy future while maintaining low rates in the region for its customers. By 2023, carbon dioxide emissions from its generation resources are expected to be approximately 30 percent lower than 2005 levels and up to 35 percent of our energy is projected to come from renewable resources, all while keeping average residential rates among the lowest in the nation.

“Otter Tail Power Company filed a request with the Minnesota Public Utilities Commission on November 2, 2020 for an increase in general rates in Minnesota. Investment in cleaner energy generation primarily is driving this request. The Merricourt Wind Energy Center and Astoria Station are part of our plan to meet customers’ future energy needs. Continued focus on enhancing customer experience also is part of the request. A recently implemented customer information system allows customers more access and options related to their energy use and the company’s services. Otter Tail Power Company proposed to increase net revenues from Minnesota non-fuel base rates by $14.5 million, or 6.77 percent. Even with this increase Otter Tail Power Company will continue to have some of the lowest rates in the country.

“Otter Tail Power Company continues to benefit from strong rate base growth investments and expects to invest $898 million in capital projects from 2020 through 2024. These investments represent over 90 percent of our total capital spending over the next five years and include regulated investments in renewable and natural gas-fired generation, technology and infrastructure and transmission projects. We expect this to result in a projected compounded annual growth rate of approximately 8.6 percent in utility rate base from year-end 2019 through 2024 and to deliver value to customers and shareholders. We continue to make system investments to meet our customers’ expectations, reduce operating and maintenance costs, reduce emissions and improve reliability and safety.

“Our long-term focus remains on executing our growth strategies, which are expected to increase shareholder value. For the utility, our strategy is to continue to invest in rate base growth opportunities and drive cost efficiency with operating and maintenance expenses, which will lower our overall risk, create a more predictable earnings stream, maintain our credit quality and preserve our ability to pay dividends. Over time, we expect the electric utility business will provide approximately 75 percent of our overall earnings.

“The utility is complemented by well-run, strategic manufacturing and plastic pipe businesses, which provide organic growth opportunities from new products and services, market expansion and increased efficiencies. We expect these companies will provide approximately 25 percent of our earnings over the long term.

“We are raising and narrowing our 2020 diluted earnings per share guidance range to $2.26 to $2.36 from our August 3, 2020 guidance range of $2.10 to $2.30, based on our financial results through the first nine months of 2020 and updated view of current business conditions in our Plastics and Manufacturing segments. We maintain our long-term earnings per share growth rate target of 5 to 7 percent off a 2019 base.”

Board of Directors Declares Quarterly Dividend

On November 2, 2020 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.37 per share. This dividend is payable December 10, 2020 to shareholders of record on November 13, 2020.

Cash Flows and Liquidity

Our consolidated cash provided by operating activities for the nine months ended September 30, 2020 was $141.3 million compared with $105.1 million for the nine months ended September 30, 2019.

Investing activities for the nine months ended September 30, 2020 included capital expenditures of $220.6 million compared with $149.7 million for the nine months ended September 30, 2019. The increase in capital expenditures was primarily for construction of Astoria Station and the Merricourt Wind Energy Center (Merricourt).

Financing activities in the first nine months of 2020 included the issuance of $75.0 million in long-term debt at Otter Tail Power Company, $42.6 million borrowed under the Otter Tail Corporation Credit Agreement and net proceeds of $32.7 million raised from the issuance of common stock. Proceeds from the debt and equity issuances were used to fund Otter Tail Power Company’s construction program expenditures. We also paid $45.1 million in common dividends in the first nine months of 2020. Financing activities in the first nine months of 2019 included proceeds of $90.4 million from borrowings under the Otter Tail Power Company credit agreement to fund Otter Tail Power Company capital expenditures. We paid $41.8 million in common dividends in the first nine months of 2019.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use on September 30, 2020	Restricted due to Outstanding Letters of Credit	Available on September 30, 2020	Available on December 31, 2019
Otter Tail Corporation Credit Agreement	$170,000	$48,600	$--	$121,400	$164,000
Otter Tail Power Company Credit Agreement	170,000	--	7,670	162,330	154,524
Total	$340,000	$48,600	$7,670	$283,730	$318,524

Both credit agreements are in place until October 31, 2024.

We have issued $55 million of common equity under our At-the-Market Offering Program, and Dividend Reinvestment and Employee Stock Purchase plans. This started in the fourth quarter of 2019 and we expect to issue up to an additional $20 million in common equity under these programs into 2021 depending on conditions in the equity capital markets caused by the COVID-19 pandemic or other factors.

2020 Segment Performance Summary

Electric

	Three Months ended September 30,
($s in thousands)	2020	2019	Change	% Change
Retail Electric Revenues	$99,605	$99,424	$181	0.2
Transmission Services Revenues	12,288	11,692	596	5.1
Wholesale Electric Revenues	1,500	1,631	(131)	(8.0)
Other Electric Revenues	1,830	1,626	204	12.5
Total Electric Revenues	$115,223	$114,373	$850	0.7
Net Income	$24,737	$17,682	$7,055	39.9
Retail Megawatt-hour Sales	1,075,336	1,091,427	(16,091)	(1.5)
Heating Degree Days (HDDs)	61	42	19	45.2
Cooling Degree Days (CDDs)	363	288	75	26.0

The following table shows heating and cooling degree days as a percent of normal.

	Three Months ended September 30,
	2020	2019
HDDs	115.1%	76.4%
CDDs	104.6%	83.0%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in the third quarters of 2020 and 2019 and between quarters.

	2020 vs Normal	2019 vs Normal	2020 vs 2019
Effect on Diluted Earnings Per Share	$0.01	$(0.02)	$0.03

The $0.2 million increase in retail sales revenue includes:

●	A $3.3 million increase in Minnesota and North Dakota Renewable Resource Adjustment Rider revenues related to earning a return on funds invested in Merricourt while the project is under construction.

●

A $2.1 million increase in Transmission Cost Recovery (TCR) revenues, mainly due to the recognition of Minnesota TCR Rider revenues resulting from a favorable decision regarding the state jurisdictional treatment of federally approved transmission rate incentives.

●	A $1.5 million increase in retail revenues mainly related to increased residential kwh consumption due to favorable weather impacts in the third quarter of 2020 compared to the third quarter of 2019.

●

A $1.1 million increase in revenues from the North Dakota Generation Cost Recovery (GCR) Rider which went into effect in July 2019 to provide a return on funds invested in Astoria Station while the generation project is under construction.

These increases in revenue were mostly offset by:

●

A $6.6 million decrease in retail revenue related to the recovery of decreased fuel and purchased power costs to serve retail customers. Fuel costs decreased as a result of a 24.0% decrease in kwhs generated at Otter Tail Power Company's fuel-burning power plants, but also as a result of a 37.9% decrease in the cost of fuel per kwh generated at Coyote Station related to higher-cost coal burned in the third quarter of 2019 due to the absorption of mine operating costs in inventory during Coyote Station's second quarter 2019 maintenance shutdown.

●	A $1.2 million decrease in revenue due to decreased kwh sales to commercial and industrial customers, mainly due to COVID-19-related impacts in the third quarter of 2020.

Transmission services revenue increased $0.6 million mainly due to an increase in facility service agreement revenues related to transmission upgrades made to accommodate independent generator access to the transmission grid.

Production fuel costs decreased $6.8 million due to a 24.0% decrease in kwhs generated from our fuel-burning plants and a 21.7% decrease in fuel-cost per kwh of generation, weighted heavily by higher fuel costs per kwh of generation at Coyote Station in the third quarter of 2019. Coyote Station was down for maintenance in the second quarter of 2019 and all the fixed and variable mine operating costs incurred during the second quarter and absorbed in inventory were expensed as fuel costs when Coyote Station resumed operations in the third quarter of 2019.

The cost of purchased power to serve retail customers increased $0.3 million as a result of an 18.7% increase in kwh purchases, mostly offset by a 14.1% decrease in the cost per kwh purchased. The increase in purchased power volume was a function of reduced generation at Big Stone Plant, which went offline for scheduled maintenance in September 2020, and the availability of low-priced energy in the wholesale market. The decrease in purchased power prices was driven mainly by low prices for natural gas-fired generation.

Electric operating and maintenance expense decreased $3.0 million primarily due to an increase in the proportion of labor costs capitalized resulting from our ongoing construction activity and a decrease in other expenses due to cost management initiatives. These decreases were partially offset by an increase in bad debt expense, mainly due to adoption of COVID-19-related service suspensions and debt collection policies.

Property tax expense increased $0.4 million due to property additions and increased jurisdictional valuations.

Depreciation expense increased $0.4 million mainly due to 2019 capital additions for generation and transmission plant.

Electric segment interest expense increased $1.0 million due to debt issuances of $100 million in October 2019, $35 million in February 2020 and $40 million in August 2020 under Otter Tail Power Company’s 2019 Note Purchase Agreement.

Electric segment other income increased $0.3 million mostly due to a $0.3 million increase in allowance for equity funds used during construction, mainly related to the Minnesota share of construction work in progress on the Astoria Station project.

Income tax expense in the Electric segment increased $2.0 million, mainly as a result of a $9.0 million increase in segment income before income taxes.

Manufacturing

	Three Months ended September 30,
(in thousands)	2020	2019	Change	% Change
Operating Revenues	$59,849	$65,722	$(5,873)	(8.9)
Net Income	3,311	3,155	156	4.9

BTD’s revenues decreased $5.4 million between quarters, driven by a $4.1 million decline in prices of materials passed through to customers and $1.3 million in decreased sales volumes. The decrease in sales volumes primarily resulted from lower parts sales to construction and industrial equipment manufacturers, partially offset by increased parts sales to recreational vehicle, agricultural and lawn and garden equipment manufacturers. Increases in parts revenue related to favorable product pricing were offset by lower tooling and scrap revenues.

Cost of products sold at BTD decreased $6.6 million, mainly as a result of the $4.1 million in lower material costs passed through to customers but also due to improved productivity and the decrease in sales volume. A $0.8 million increase in operating income at BTD was mostly offset by a $0.6 million increase in income tax expense, resulting in a $0.2 million increase in net income between quarters.

Revenues at T.O Plastics decreased $0.5 million leading to a $0.1 million decrease in net income. The decreased sales level was mainly due to market softness generated by the uncertainty of how COVID-19 was going to impact these end markets.

Plastics

	Three Months ended September 30,
(in thousands)	2020	2019	Change	% Change
Operating Revenues	$60,693	$48,566	$12,127	25.0
Net Income	10,343	5,397	4,946	91.6

Plastics segment revenues and net income increased $12.1 million and $4.9 million, respectively, primarily due to a 21.2% increase in pounds of polyvinyl chloride (PVC) pipe sold driven by distributors rebuilding inventory in the third quarter after reducing inventory levels in the second quarter due to uncertainty over the impact of COVID-19 on sales. Cost of products sold increased $5.1 million due to the increase in sales volume, partially offset by a 6.3% decrease in the cost per pound of PVC pipe sold. The decrease in the cost per pound of PVC pipe sold is primarily due to lower material input costs. Plastics segment operating expenses increased $0.4 million mainly due to increased employee benefit costs.

Corporate

	Three Months ended September 30,
(in thousands)	2020	2019	Change	% Change
Operating Losses	$(3,555)	$(2,040)	$(1,515)	(74.3)
Interest Charges	(1,243)	(1,299)	56	(4.3)
Other Income	861	521	340	65.3
Losses before Income Taxes	$(3,937)	$(2,818)	$(1,119)	(39.7)
Income Tax Savings	1,480	1,329	151	11.4
Net Loss	$(2,457)	$(1,489)	$(968)	65.0

The $1.5 million increase in corporate operating expenses is mainly due to a $1.0 million increase in performance-based incentive accruals driven by improved quarter-over-quarter results. The $0.3 million increase in other income is due to increases in the value of corporate-owned life insurance policies and equity investments held at our captive insurance company related to the third quarter 2020 recovery in equity markets. Corporate income tax savings increased $0.2 million.

2020 Business Outlook

We are raising and narrowing our 2020 diluted earnings per share guidance range based on our financial results through the first nine months of 2020 and updated view of current business conditions in our Plastics and Manufacturing segments. We now expect our 2020 diluted earnings per share to be in the range of $2.26 to $2.36 instead of $2.10 to $2.30. This revision in guidance is primarily driven by strong performance in our Plastics segment along with continued favorable business conditions in this segment expected through the rest of 2020. Also, the impact of COVID-19 on our Electric segment has been less than previously expected. Our 2020 diluted earnings per share guidance includes $0.04 of dilution associated with actual and planned issuances of common shares under our At-the-Market Offering Program and Dividend Reinvestment and Employee Stock Purchase Plans to help fund construction projects at Otter Tail Power Company.

We currently expect capital additions to be $380 million in 2020, with our Electric segment accounting for 96% of those additions, largely driven by the Merricourt and Astoria Station rate base projects. A five-year anticipated capital expenditures table is provided below our 2020 earnings outlook.

Segment components of our revised 2020 earnings per share guidance range compared with 2019 actual earnings and with our previously issued guidance are as follows.

	2019 EPS by	2020 Guidance February 20, 2020		2020 Guidance May 5, 2020		2020 Guidance August 3, 2020		2020 Guidance November 2, 2020
Diluted Earnings Per Share	Segment	Low	High	Low	High	Low	High	Low	High
Electric	$1.48	$1.67	$1.70	$1.65	$1.70	$1.67	$1.70	$1.67	$1.69
Manufacturing	$0.32	$0.31	$0.35	$0.14	$0.23	$0.15	$0.23	$0.23	$0.25
Plastics	$0.51	$0.43	$0.47	$0.43	$0.47	$0.50	$0.54	$0.64	$0.66
Corporate	($0.14)	($0.19)	($0.15)	($0.22)	($0.15)	($0.22)	($0.17)	($0.28)	($0.24)
Total	$2.17	$2.22	$2.37	$2.00	$2.25	$2.10	$2.30	$2.26	$2.36
Return on Equity	11.6%	11.0%	11.7%	9.9%	11.1%	10.4%	11.4%	11.2%	11.7%

The estimates and assumptions underlying our latest 2020 guidance as compared to our August 3, 2020 guidance are summarized below.

●	Our 2020 guidance for our Electric segment includes:

o

Capital spending on the Merricourt and Astoria Station rate base projects of $177 million and $81 million, respectively, in 2020. The Merricourt project has rider recovery mechanisms in place in all three state jurisdictions. The Astoria Station project has rider recovery mechanisms in place in South Dakota and North Dakota. This project earns allowance for funds used during construction in Minnesota, has already been approved in our integrated resource plan and is expected to be recovered through a general rate increase in Minnesota requested on November 2, 2020. The Astoria Station capital project is currently on budget, with commercial operation expected to begin in the first quarter of 2021. The Merricourt project continues to be on budget and is expected to be in commercial operation before the end of December 2020.

o	Increased revenues related to $25 million in anticipated capital spending for self-funded generator interconnection agreements.

o	No major planned generation plant maintenance outages for 2020. Plant outage costs totaled $3.1 million in 2019.

o

The April 2020 Minnesota Supreme Court decision in Otter Tail Power Company’s favor related to the higher return earned on Federal Energy Regulatory Commission jurisdiction transmission lines. The estimated impact of the ruling is an increase to 2020 earnings of $0.05 per share. This was reflected in our third quarter financial results. On a go-forward basis the positive impact of this decision on an annual basis is $0.01 per share. We have updated our Minnesota Transmission Cost Recovery Rider filing with new rates incorporating the results of the decision to reflect the effect of this ruling.

o	A favorable impact of weather on 2020 earnings compared to the forecasted earnings under normal weather conditions of $0.02 per share through September 30, 2020.

The above items are offset by:

o

Reductions in commercial and industrial demand related to the negative impacts of COVID-19 as some customers in our jurisdictions have had to either completely shut down operations or curtail operations given reduced demands for their products and services. We also expect to incur increased costs for bad debts, personal protective equipment and the loss of late fee revenue. The total estimated earnings impact of these items ranges from $0.06 per share to $0.08 per share. Otter Tail Power Company continues to work on obtaining regulatory relief to mitigate the impact of COVID-19 on its operating results. Potential COVID-19-related items include items such as lost commercial and industrial revenues, lost late fees and added expenses for increased bad debts, personal protective equipment and other increased operating and maintenance expenses. Our current electric segment guidance does not assume recovery of any of these items in 2020.

o

Increased expenses caused in large part by a decrease in the discount rate used for the pension plan and a lower rate used for our long-term rate of return. The discount rate for 2020 is 3.47% compared with 4.50% for 2019. For each 25-basis-point decline in the discount rate, pension expense increases approximately $1.0 million. The assumed long-term rate of return for 2020 is 6.88% compared with

7.25% in 2019. Each 25-basis-point decline in this rate equates to approximately $0.7 million in increased pension expense.

o	A planned contribution to the Otter Tail Power Company Foundation of $0.02 per share.

o	Higher depreciation and property tax expense due to large capital projects being put into service.

o

Increased interest costs associated with a full year’s interest expense on the $100 million of senior unsecured notes issued in October 2019 and interest on the $35 million and $40 million of senior unsecured notes issued in February and August of 2020, respectively.

●	We are raising and narrowing our guidance range for our Manufacturing segment:

o

We now estimate an increase of $0.05 per share from the mid-point of our August 3, 2020 guidance. The upward revision is driven by a stronger than expected recovery in the second half of 2020 as compared to our previous assumptions.

o	Backlog for the Manufacturing segment is approximately $63 million for 2020 compared with $56 million one year ago.

●

We are raising and narrowing our earnings guidance range for our Plastics segment. Sales volumes in 2020 are now forecasted to be approximately 5% higher than 2019 given the strong results in the first nine months of 2020 and current market conditions. Market conditions continued to improve during the third quarter due to limited effects of COVID-19, two resin suppliers invoking force majeure which positively impacted PVC pipe sale prices, concerns over hurricanes creating limited availability of PVC resin supplies, significant global demand for PVC resin and limited PVC pipe inventory across the country. All of these factors contributed to increasing sales and raw material prices which have favorably impacted our financial results in the Plastics segment. Also included in this updated guidance is a planned contribution to Otter Tail Corporation’s Foundation of $0.03 per share.

●

Corporate costs, net of tax, are expected to be higher than 2019 and our previous 2020 guidance due to increases in employee benefit costs resulting from the significant increase in 2020 earnings and a planned contribution to Otter Tail Corporation’s Foundation of $0.03 per share.

The following table shows our 2019 capital expenditures and June 30, 2020 revised 2020 through 2024 anticipated capital expenditures and electric utility average rate base.

(in millions)	2019	2020	2021	2022	2023	2024	Total
Capital Expenditures:
Electric Segment:
Renewables and Natural Gas Generation		$258	$65	$53	$--	$--	$376
Technology and Infrastructure		--	11	28	32	28	99
Distribution Plant Replacements		20	25	28	31	30	134
Transmission (includes replacements)		62	14	30	30	30	166
Other		26	23	25	25	24	123
Total Electric Segment	$187	$366	$138	$164	$118	$112	$898
Manufacturing and Plastics Segments	20	14	17	17	19	17	84
Total Capital Expenditures	$207	$380	$155	$181	$137	$129	$982
Total Electric Utility Average Rate Base	$1,170	$1,415	$1,587	$1,664	$1,726	$1,765
Rate Base Growth		20.9%	12.2%	4.9%	3.7%	2.3%

The capital expenditure plan for the 2020-2024 time period calls for Electric segment capital expenditures of $898 million based on the need for additional wind and solar in rate base, capital spending for Astoria Station (part of our replacement solution for Hoot Lake Plant when it is retired in 2021), technology-related investments and distribution and transmission investments. Given this capital expenditure plan, our compounded annual growth rate in rate base is projected to be 8.6% over the 2019 to 2024 timeframe.

Execution on the currently anticipated Electric segment capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2020 through 2024 timeframe.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, November 3, 2020, at 10:00 a.m. CT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.

If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2020 expectations and impacts from COVID-19, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. We believe our expectations are based on reasonable assumptions which entail various risks and uncertainties that could cause actual results to differ materially from those expectations. The following factors as set forth in Item 1A, Risk Factors, in our 2019 report on Form 10-K and in other SEC filings, along with other risks, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●

The economic effects of the COVID-19 pandemic and measures taken to arrest its spread, as well as any emergency measures we take in response, could continue to adversely impact our business, including our results of operations, financial condition and liquidity.

The outbreak and global spread of COVID-19, which has been declared a pandemic by the World Health Organization, has adversely impacted economic activity and conditions worldwide and is currently impacting our business operations. The extent to which COVID-19 will continue to impact our business is highly uncertain and will depend on future developments and the extent of federal, state and local government responses affecting the economy. In particular, the COVID-19 pandemic could, among other things:

•

further reduce customer demand in our Manufacturing segment, where we have experienced a significant decline in orders as many of our customers are in businesses impacted by the pandemic and have temporarily closed their plants, and where we have already taken steps to reduce our operations, including furloughing of employees and eliminating positions;

•	reduce customer demand in our Electric segment, including demand from commercial and industrial customers;

•	result in lower PVC pipe sales due to potential delays or cancellation of public water and wastewater infrastructure projects caused by funding shortfalls;

•	lead to disruptions of our workforce;

•	force us to temporarily close certain plants if precautions to prevent the spread of the virus at those locations are not effective;

•	increase our bad debt expenses, particularly in our Electric segment;

•	increase our future pension benefit cost and funding requirements;

•	increase health insurance premiums;

•

disrupt the supply chains, delivery systems or construction workforce related to our Electric segment maintenance requirements and capital expenditure plans, including our Merricourt and Astoria Station projects, resulting in further delays and increased costs;

•	disrupt global financial markets, reducing our ability to access capital necessary to finance such expenditures, and which could in the future negatively affect our liquidity; and

•	result in a recession or market correction that could materially affect our business and the value of our common stock.

We continue to monitor developments involving our workforce, customers, construction contractors, suppliers and vendors and take steps to mitigate against additional impacts, but given the unprecedented and dynamic nature of these circumstances, we cannot predict the full extent of the impact that COVID-19 will have on our results of operations, financial condition and liquidity. The situation continues to change, and the magnitude of the impact will depend, in part, on the length and severity of the pandemic. However, the effects could have a material impact on our results of operations, financial condition and liquidity and heighten many of the known risks described below.

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Weather impacts, including normal seasonal fluctuation of weather, as well as extreme weather events that could be associated with climate change, could adversely affect our results of operations.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on the Company.

●

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●

Our plans to grow our businesses through capital projects, including infrastructure and new technology additions, or to grow or realign our businesses through acquisitions or dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses also exposes us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment and could have a significant negative financial impact on the Company.

●

The inability to attract and retain a qualified workforce including, but not limited to, executive officers, key employees and employees with specialized skills could have an adverse effect on our operations.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Our electric operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Our electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair our ability to provide electrical service to our customers or disrupt the U.S. bulk power system.

●

Our electric generating facilities are subject to operational risks that could result in early closure, unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●

Regulation of generating plant emissions could affect our operating costs and the costs of supplying electricity to our customers and the economic viability of continued operation of certain of our steam-powered electric plants.

●	The long-range planning required for transmission and generation projects creates risks of increased costs and lower returns on investment when the project is finally completed.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, trade policy and tariffs affecting prices and markets for raw material and manufactured products, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●	Economic conditions in the industries in which our customers operate can have an adverse impact on our results of operations and cash flows.

●	Our business and operating results may be adversely affected if we are not able to maintain our manufacturing, engineering and technological expertise.

●	Our manufacturing, painting and coating operations are subject to environmental, health and safety laws and regulations that could result in liabilities to us.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for our plastics business.

●	We compete against many other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish our products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of these risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

Category: Earnings

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three- and nine-month periods ended September 30, 2020 and 2019 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2020	2019	2020	2019
Operating Revenues by Segment
Electric
Revenues from Contracts with Customers	$112,445	$115,294	$330,352	$346,327
Changes in Accrued Revenues under Alternative Revenue Programs	2,778	(921)	2,900	(1,601)
Total Electric Revenues	115,223	114,373	333,252	344,726
Manufacturing	59,849	65,722	174,276	217,040
Plastics	60,693	48,566	155,769	142,100
Intersegment Eliminations	(10)	(9)	(39)	(39)
Total Operating Revenues	235,755	228,652	663,258	703,827
Operating Expenses
Fuel and Purchased Power	24,982	31,494	80,017	100,295
Nonelectric Cost of Products Sold (depreciation included below)	86,856	88,747	246,567	277,325
Electric Operating and Maintenance Expense	32,845	35,869	106,639	114,107
Nonelectric Operating and Maintenance Expense	13,615	11,665	36,277	38,404
Depreciation and Amortization	20,395	19,657	61,230	58,229
Property Taxes — Electric	4,333	3,965	12,601	11,824
Total Operating Expenses	183,026	191,397	543,331	600,184
Operating Income (Loss) by Segment
Electric	37,416	27,847	86,932	73,735
Manufacturing	4,745	3,972	12,209	16,552
Plastics	14,123	7,476	28,680	20,649
Corporate	(3,555)	(2,040)	(7,894)	(7,293)
Total Operating Income	52,729	37,255	119,927	103,643
Interest Charges	8,568	7,539	25,353	23,190
Nonservice Cost Components of Postretirement Benefits	842	1,055	2,581	3,165
Other Income	1,712	1,020	3,733	3,114
Income Tax Expense	9,097	4,936	18,543	13,907
Net Income (Loss) by Segment
Electric	24,737	17,682	54,225	43,884
Manufacturing	3,311	3,155	8,476	11,987
Plastics	10,343	5,397	20,922	14,918
Corporate	(2,457)	(1,489)	(6,440)	(4,294)
Net Income	$35,934	$24,745	$77,183	$66,495
Average Number of Common Shares Outstanding
Basic	40,913,972	39,714,672	40,548,133	39,694,677
Diluted	41,077,689	39,946,739	40,732,928	39,922,580

Basic Earnings Per Common Share	$0.88	$0.62	$1.90	$1.68
Diluted Earnings Per Common Share	$0.87	$0.62	$1.89	$1.67

Otter Tail Corporation
Consolidated Balance Sheets
Assets
in thousands
(not audited)
	September 30,	December 31,
	2020	2019

Current Assets
Cash and Cash Equivalents	$44,904	$21,199
Accounts Receivable:
Trade—Net	100,423	77,947
Other	6,322	8,773
Inventories	81,871	97,851
Unbilled Receivables	16,409	20,911
Income Taxes Receivable	--	1,487
Regulatory Assets	17,435	21,650
Other	7,552	5,042
Total Current Assets	274,916	254,860

Investments	10,791	9,894
Other Assets	42,316	40,196
Goodwill	37,572	37,572
Other Intangibles—Net	10,419	11,290
Regulatory Assets	145,977	144,138

Right of Use Assets – Operating Leases	19,713	21,851

Plant
Electric Plant in Service	2,221,785	2,212,884
Nonelectric Operations	256,480	247,356
Construction Work in Progress	454,128	185,238
Total Gross Plant	2,932,393	2,645,478
Less Accumulated Depreciation and Amortization	939,590	891,684
Net Plant	1,992,803	1,753,794
Total	$2,534,507	$2,273,595

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)
	September 30,	December 31,
	2020	2019

Current Liabilities
Short-Term Debt	$48,600	$6,000
Current Maturities of Long-Term Debt	215	183
Accounts Payable	189,327	120,775
Accrued Salaries and Wages	20,933	22,730
Accrued Taxes	14,283	17,525
Regulatory Liabilities	12,870	7,480
Current Operating Lease Liabilities	4,581	4,136
Other Accrued Liabilities	8,927	10,912
Total Current Liabilities	299,736	189,741

Pensions Benefit Liability	86,101	98,970
Other Postretirement Benefits Liability	72,508	71,437
Long-Term Operating Lease Liabilities	15,778	18,193
Other Noncurrent Liabilities	35,146	30,833

Deferred Credits
Deferred Income Taxes	152,448	131,941
Deferred Tax Credits	17,640	18,626
Regulatory Liabilities	236,892	239,906
Other	1,914	2,885
Total Deferred Credits	408,894	393,358

Capitalization
Long-Term Debt—Net	764,274	689,581

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	205,261	200,788
Premium on Common Shares	398,301	364,790
Retained Earnings	254,468	222,341
Accumulated Other Comprehensive Loss	(5,960)	(6,437)
Total Common Equity	852,070	781,482
Total Capitalization	1,616,344	1,471,063
Total	$2,534,507	$2,273,595

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Nine Months Ended September 30,
In thousands	2020	2019
Operating Activities
Net Income	$77,183	$66,495
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	61,230	58,229
Deferred Tax Credits	(986)	(1,011)
Deferred Income Taxes	20,353	3,487
Change in Deferred Debits and Other Assets	3,439	7,142
Discretionary Contribution to Pension Plan	(11,200)	(22,500)
Change in Noncurrent Liabilities and Deferred Credits	3,237	10,344
Allowance for Equity/Other Funds Used During Construction	(3,104)	(1,602)
Stock Compensation Expense	5,282	5,245
Other—Net	(176)	312
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(20,025)	(16,213)
Change in Inventories	15,980	9,218
Change in Other Current Assets	2,023	2,974
Change in Payables and Other Current Liabilities	(12,063)	(20,744)
Change in Interest and Income Taxes Receivable/Payable	103	3,773
Net Cash Provided by Operating Activities	141,276	105,149
Investing Activities
Capital Expenditures	(220,630)	(149,695)
Proceeds from Disposal of Noncurrent Assets	4,617	4,111
Cash Used for Investments and Other Assets	(6,372)	(5,546)
Net Cash Used in Investing Activities	(222,385)	(151,130)
Financing Activities
Changes in Checks Written in Excess of Cash	90	383
Net Short-Term Borrowings	42,600	90,398
Proceeds from Issuance of Common Stock	35,219	--
Common Stock Issuance Expenses	(465)	(35)
Payments for Shares Withheld for Employee Tax Obligations	(2,069)	(2,730)
Proceeds from Issuance of Long-Term Debt	75,000	--
Short-Term and Long-Term Debt Issuance Expenses	(369)	(66)
Payments for Retirement of Long-Term Debt	(136)	(128)
Dividends Paid	(45,056)	(41,781)
Net Cash Provided by Financing Activities	104,814	46,041
Net Change in Cash and Cash Equivalents	23,705	60
Cash and Cash Equivalents at Beginning of Period	21,199	861
Cash and Cash Equivalents at End of Period	$44,904	$921